Exhibit 4.31

Confidential	Execution version

Dated 7 November 2014

SOLAIA SHIPPING L.L.C. and EXCELSIOR BVBA

as Borrowers

arranged by

NORDEA BANK NORGE ASA

as Bookrunner

and

THE PARTIES REFERRED TO HEREIN

as Arrangers

with

NORDEA BANK NORGE ASA

as Agent

and

NORDEA BANK NORGE ASA

as Security Agent

FACILITY AGREEMENT

for $175,000,000 relating to vessels known as

“EXCALIBUR” and “EXCELSIOR”

Contents

Clause		Page

1	Definitions and interpretation	1

2	The Facility	23

3	Purpose	25

4	Conditions of Utilisation	26

5	Utilisation	27

6	Repayment	28

7	Illegality, prepayment and cancellation	28

8	Interest	32

9	Interest Periods	32

10	Changes to the calculation of interest	33

11	Fees	34

12	Tax gross-up and indemnities	35

13	Increased Costs	38

14	Other indemnities	39

15	Mitigation by the Lenders	41

16	Costs and expenses	42

17	Representations and Warranties	43

18	Undertakings and Covenants	47

19	Events of Default	54

20	Position of Hedging Provider	59

21	Changes to the Lenders	61

22	Changes to the Obligors	64

23	Roles of Agent, Security Agent, Bookrunner and Arrangers	65

24	Conduct of business by the Finance Parties	79

25	Sharing among the Finance Parties	81

26	Payment mechanics	83

27	Set-off	85

28	Notices	85

29	Calculations and certificates	87

30	Partial invalidity	87

31	Remedies and waivers	88

32	Amendments and waivers	88

33	Confidentiality	90

34	Counterparts	92

35	Governing law	93

36	Enforcement	93

THIS AGREEMENT is dated              2014 and made between:

(1)	THE ENTITIES listed in Schedule 1 as borrowers (the Borrowers);

(2)	NORDEA BANK NORGE ASA, as bookrunner (the Bookrunner);

(3)	THE ENTITIES listed in Schedule 1 as arrangers (whether acting individually or together the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(5)	NORDEA BANK NORGE ASA as agent of the other Finance Parties (the Agent); and

(6)	NORDEA BANK NORGE ASA as security agent of the Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation

Definitions

1.1	In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Accession Agreement means an accession agreement substantially in the form as set out in Schedule 8 (Form of Accession Agreement), or otherwise approved

Account Bank means, in relation to any Earnings Account, Nordea Bank Norge ASA or another bank or financial institution approved by the Majority Lenders at the request of the Borrowers

Account Holder(s) means, in relation to any Earnings Account, each Obligor in whose name that Earnings Account is held

Account Security means, in relation to an Earnings Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent in an agreed form conferring a Security Interest over that Earnings Account

Accounting Reference Date means 31 December or such other date as may be notified to the Lenders

Advance means each borrowing of a proportion of the Total Commitments by the Borrowers or (as the context may require) the outstanding principal amount of such borrowing

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

Agent includes any person who may be appointed as such under the Finance Documents

Approved Brokers means RS Platou, Lorentzen & Stemoco, Joachim Grieg & Co, Clarkson, Fearnleys, E.A. Gibson Shipbrokers Ltd and Braemar Seascope Ltd or such other firm or firms of reputable and independent brokers as may from time to time be approved in writing by the Agent (acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed)

Approved Manager means Exmar Shipmanagement N.V. as technical managers and Exmar Marine N.V. as commercial managers

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement

Basel III means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”

Borrower Assignment means in relation to a Ship, an assignment by the Borrower of its interest in (among other things) the Insurances and Requisition Compensation of the Ship and the Earnings from the Ship in the agreed form

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Antwerp, London, Oslo, Paris, Vancouver and New York

Change in Law means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in law, rule, regulation or treaty or in the administration, interpretation implementation or application thereof by any government entity; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any government entity,

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of the United States of America, passed in 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted or issued

Change of Control occurs when:

(a)	in respect of a Borrower:

(i)

Any Guarantor (but in the case of Exmar, when taken together with Exmar Energy) ceases to own beneficially (directly or indirectly) at least fifty per cent (50%) of the aggregate issued share capital or units of a Borrower; or

(ii)

Any Guarantor (but in the case of Exmar, when taken together with Exmar Energy) ceases to have or own at least fifty per cent (50%) of the aggregate voting power or economic interest represented by the issued and outstanding equity interests or units in a Borrower; or

(iii)

Any Guarantor (but in the case of Exmar, when taken together with Exmar Energy) ceases to have the power to nominate the number of directors or the officers in a Borrower which that party has at the date of this Agreement, and for the avoidance of doubt, the Share Transfer Date and/or the anticipated transfers of shares and/or membership interests and/or units in the Borrowers on the first Utilisation Date shall not be a Change of Control; and/or

(b)	In respect of Exmar Energy:

(i)	Exmar ceases to own beneficially an ownership interest of (x) at least twenty five per cent (25%) of Exmar Energy; and (y) one hundred per cent (100%) of Exmar General Partner Ltd; or

(ii)	Exmar ceases to control directly or indirectly Exmar General Partner Ltd.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents

Charter Documents means, where relevant, in relation to a Ship, the External Charter of that Ship, any bareboat charter of that Ship, any letter of credit issued to secure obligations under or in respect of any External Charter, any mortgage of that Ship to the extent the beneficiary is not the Security Agent, the Second Priority Security Documents, any documents supplementing them, following the expiry or termination of any External Charter, any charter commitment with a term in excess of 36 months, and in each case any guarantee or security given by any person in favour of an Obligor for the obligations thereunder

Civil Law Security Documents means each Mortgage, Share Security governed by Belgian law and such other Security Documents designated by the Agent

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Borrower

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Borrower

Code means the US Internal Revenue Code of 1986

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement

Compliance Certificate means, in relation to a Borrower, a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate), and in relation to a Guarantor, a certificate substantially in the form set out in its Guarantee, or in each case, otherwise approved

Confidential Information means all information relating to an Obligor, any Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of any Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of any Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 33 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of any Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the Hedging Master Agreement

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent)

Default means an Event of Default or any event or circumstance specified in clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in an Advance available (or has notified the Agent or a Borrower (which has notified the Agent) that it will not make its participation in an Advance available) by the Utilisation Date of that Loan in accordance with clauses 5.5 to 5.8 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and,

payment is made within 3 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Ship, the applicable Total Loss Repayment Date; and

(b)	a sale of a Ship by the relevant Borrower, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price

DOC means, in relation to the operator of each Ship, a valid Document of Compliance issued for the operator of that Ship by the Administration under paragraph 13.2 of the ISM Code.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment

Earnings Account means any account held offshore designated as an “Earnings Account” under clause 18.52 (Bank accounts)

Environmental Affiliate means an agent or employee of a Borrower (but excluding any Approved Manager which is an Affiliate of a Borrower) or a person in a contractual relationship with a Borrower (but excluding any Approved Manager which is an Affiliate of a Borrower) in respect of a Ship (including without limitation, the operation of or the carriage of cargo of a Ship)

Environmental Approvals means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws

Environmental Claim means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals

Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of a Ship) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of a Ship) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action

Environmental Laws means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters

Environmentally Sensitive Material means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree

Equator Principles means the set of environmental guidelines developed by commercial banks and the International Finance Corporation for the purpose of assessing and managing environmental and social issues related to private sector project financings, as adopted on 4 June 2003 and revised in June 2006 and as revised from time to time

Event of Default means any event or circumstance specified as such in clause 19 (Events of Default)

Existing Indebtedness means, in relation to a Ship, the existing indebtedness specified against the name of such Ship in Schedule 2 (Ship Information)

Exmar means Exmar N.V., a limited liability company incorporated under the laws of the Kingdom of Belgium, whose registered office is at De Gerlachekaai 20, Antwerp, Belgium

Exmar Energy means Exmar Energy Partners L.P., a limited partnership formed in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960

Exmar Energy Guarantee means the guarantee and indemnity relating to the Facility executed or to be executed by Exmar Energy in favour of the Security Agent in the agreed form on the Guarantee Transfer Date

Exmar Group means at any time prior to the Guarantee Transfer Date, Exmar and each of its Subsidiaries, and at any time on or after the Guarantee Transfer Date, Exmar Energy and each of its Subsidiaries

Exmar Guarantee means the guarantee and indemnity relating to the Facility executed or to be executed by Exmar in favour of the Security Agent in the agreed form until the Guarantee Transfer Date

External Charter means, in relation to a Ship, the external charter commitment for that Ship details of which are provided in Schedule 2 (Ship information) or, after the expiry, termination or cancellation of such External Charter, a replacement charter commitment for that Ship

External Charterer means, in relation to a Ship, the charterer named in Schedule 2 (Ship information) as external charterer of that Ship or, after the expiry, termination or cancellation of the External Charter relating to such External Charterer for that Ship, a replacement external charterer party to a charter commitment for that Ship

External Charterer Undertaking means, in relation to a Ship, the external charterer undertaking of the relevant External Charterer to the Security Agent in respect of that Ship, in the agreed form and, in the case of the Ship known as the Excelsior, the intercreditor agreement between Excelsior BVBA, the External Charterer, the Lenders, the Agent and the Security Agent, in the agreed form

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility)

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all Secured Obligations of the Obligors under the Finance Documents has been fully paid and discharged

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction

Fee Letter means any letter dated on or about the date of this Agreement setting out any of the fees referred to in clause 11 (Fees)

Final Repayment Date means, subject to clauses 26.13 and 26.14 (Business Days), the date falling five (5) years after the date of this Agreement

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contracts, any Hedging Master Agreement and any deed of accession supplemental to it and any other document designated as such by the Agent and the Borrowers

Finance Party means the Agent, the Bookrunner, the Security Agent, the Account Bank, any Arranger, any Hedging Provider or a Lender

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent such shares can be redeemed before the Final Repayment;

(e)	any finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above.

First Repayment Date means, subject to clauses 26.13 and 26.14 (Business Days), the date falling three months after the date of this Agreement

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Majority Lenders (acting reasonably), at the request of the relevant Borrower, as being the “Flag State” of such Ship for the purposes of the Finance Documents, with Marshall Islands, Norwegian International Ship Registry, Panama, Bahamas and Singapore being pre-approved

Free Liquidity means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the Borrower shall have free, immediate and direct access each as reflected in the Borrower’s most recent management accounts forming part of the Borrower’s most recently delivered financial statements

GAAP means generally accepted accounting principles (i) in respect of any member of the Teekay LNG, Group United States of America, (ii) in respect of any member of the Exmar Group, Belgium and (iii) in respect of the Borrowers, Belgium

Group means:

(a)	in relation to Exmar or Exmar Energy, the Exmar Group; and

(b)	in relation to Teekay LNG, the Teekay LNG Group

Group Member means any Obligor and any other entity which is part of the Group

Guarantee Transfer Date means the date upon which the Agent confirms to the Borrowers that it has received each of the documents and evidence listed in Schedule 3, Part 3

Guarantees means (i) the Teekay LNG Guarantee, (ii) at any time prior to the Guarantee Transfer Date, the Exmar Guarantee, and at any time on or after the Guarantee Transfer Date, the Exmar Energy Guarantee

Guarantors means:

(a)	Exmar or, at any time on or after the Guarantee Transfer Date, Exmar Energy; and

(b)	Teekay LNG

Hedging Contract means any Hedging Transaction between one or more of the Borrowers and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them and on approved terms

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrowers and a Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form

Hedging Provider means each Arranger or Affiliate of an Arranger that becomes a party to this Agreement in its capacity as a Hedging Provider pursuant to an Accession Agreement which in each case is party to a Hedging Contract and has not ceased to be an Arranger or Affiliate of an Arranger (as applicable)

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary

IFRS means international accounting standards within the meaning of the IAS Regulations 1606/2002

Indemnified Person means:

(a)	each Finance Party and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, representatives or agents of any of the above persons

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets(other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s Borrower Assignment

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association in the name of such Borrower or the joint names of its owner and any other person in respect of or in connection with such Ship and includes all benefits thereof (including the right to receive claims and to return of premiums)

Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.3 to 8.5 (Default interest)

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. on the Quotation Day

ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention, and includes any amendment of the foregoing and any regulation issued pursuant to the foregoing.

ISPS Code means the International Ship and Port Facility Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto

ISSC means, if and whenever the same is required by applicable law and/or pursuant to or for the purposes of the Insurances, the International Ship Security Certificate for the Ship issued in accordance with the ISPS Code

Last Availability Date means 30 November 2014 (or such later date as may be approved by the Lenders)

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation)

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the relevant Interest Period) the Interpolated Screen Rate for the relevant Interest Period; or

(c)

if no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Interest Period, the Reference Bank Rate as of 11:00 a.m. on the Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s Borrower Assignment or in another approved form

Major Casualty means any casualty to a Ship for which the total insurance claim, inclusive of any deductible, exceeds or is likely to exceed the Major Casualty Amount

Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of such Ship or the equivalent in any other currency

Majority Lenders means:

(a)

if no part of the Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3 per cent of the Loan

Manager’s Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form at any time that the Approved Manager is not a member of a Group

Margin means two point seven five per cent (2.75%) per annum

Material Adverse Effect means, a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Obligor or on the consolidated financial condition, assets, prospects or business of a Group; or

(b)	the ability of an Obligor to perform and comply with its obligations under any Transaction Documents or to avoid any Event of Default; or

(c)	the validity, legality or enforceability of any Transaction Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Transaction Document or the priority and ranking of any such security provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) each Group taken as a whole and (y) the ability of the Borrowers and the Obligors to perform each of their obligations under the Finance Documents

Mortgage means, in relation to a Ship, a first mortgage of that Ship in the agreed form by the relevant Borrower in favour of the Security Agent, and Mortgages means all of them

Necessary Authorisations means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to:

(a)	lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)

ensure the legality, validity, enforceability or admissibility in evidence in England, the governing law of such document and, if different, its jurisdiction of incorporation, of such Finance Documents to which it is party; and

(c)	carry on its business from time to time

New Lender has the meaning given to that term in clause 21 (Changes to the Lenders)

Obligors means the parties to the Finance Documents (other than Finance Parties), and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Secured Obligations and for the avoidance of doubt, (i) excluding the External Charterer, (ii) excluding an Approved Manager that is not a member of the Exmar Group and/or Teekay LNG Group, (iii) at any time prior to the Guarantee Transfer Date including Exmar but excluding Exmar Energy and at any time on or following the Guarantee Transfer Date, excluding Exmar but including Exmar Energy, and (iv) at any time prior to the Share Transfer Date including Teekay LNG Holdco L.L.C., and at any time on or following the Share Transfer Date, excluding Teekay LNG Holdco L.L.C. and Obligor means any one of them

Original Security Documents means:

(a)	the Guarantees;

(b)	the Mortgages;

(c)	the Borrower Assignments in relation to each of the Ships;

(d)	the Share Security in relation to each Borrower;

(e)	the Account Security;

(f)	any Manager’s Undertaking in relation to a Ship, if required; and

(g)	an External Charterer Undertaking in relation to each Ship

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

Party means a party to this Agreement

Payment Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted

Permitted Financial Indebtedness means any Financial Indebtedness:

(a)	incurred under this Agreement; or

(b)	owed to other members of a Group on a subordinated and unsecured basis; or

(c)	such other Financial Indebtedness which has the prior written approval of the Agent acting on the instructions of the Majority Lenders

Permitted Maritime Liens means, in relation to any Ship:

(a)

any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount (unless with the prior written consent of the Agent, acting on behalf of all the Lenders);

(b)	any lien on the Ship for master’s, officer’s or crew’s wages not more than 30 days outstanding in the ordinary course of its trading and operating that Ship; and

(c)	any lien on the Ship for salvage

Permitted Security Interests means, in relation to any Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien;

(c)

any lien arising in the ordinary course of business or operation of the Ships by statute or by operation of law in respect of obligations which are not more than thirty (30) days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not in the opinion of the Facility Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Ships or any proceeds of a Total Loss;

(d)

any Security Interest arising out of any claims, judgments, or awards against a Borrower which are being contested in good faith by that Borrower or which are the subject of a pending appeal (and for the payment of which adequate reserves have been provided) so long as any such claims, judgments or awards or the continued existence of such Security Interest do not in the reasonable opinion of the Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Ships or any proceeds of a Total Loss;

(e)	the Second Priority Security Documents; or

(f)	is approved by the Majority Lenders

Quarter Date means 31 March, 30 June, 30 September and 31 December

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days)

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document

Reference Banks means, in relation to LIBOR and Mandatory Cost, the principal London offices of Nordea Bank Finland Plc and Nordea Bank AB Publ and such other banks as may be appointed by the Agent in consultation with the Borrowers

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws of its Flag State

Repayment Date means:

(a)	the First Repayment Date;

(b)	each of the dates falling at quarterly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship

Restricted Party means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or

(d)	with which any Finance Party is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws

Sanctioned Country means a country or territory that is, or territory that is, or whose government is, the subject of Sanctions Laws broadly prohibiting deals with such government, country or territory (including, without limitation, Cuba, Iran, Myanmar, North Korea, Sudan and Syria)

Sanctions Authority means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America, the Monetary Authority of Singapore and any authority acting on behalf of any of them in connection with Sanctions Laws

Sanctions Laws means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority

Sanctions List means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or, in each case on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders

Second Priority Security Documents means, in respect of the Ship known as Excelsior, the mortgage deed, the assignment of insurance proceeds and the share pledge in respect of Excelsior BVBA, in each case in favour of the External Charterer to secure the rights of the External Charterer under the External Charter relating to the Ship known as Excelsior, in the agreed form for so long as the External Charterer’s rights under and pursuant to such agreements, documents and/or arrangements are fully subordinated in rights and priority to the rights and priority of the Finance Parties under and pursuant to the relevant External Charterer Undertaking

Secured Obligations means the indebtedness and obligations undertaken to be paid and discharged by the Obligors under the Finance Documents

Security Agent includes any person as may be appointed as such under the Finance Documents and includes its capacity as Security Holder

Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document

Security Holder means the Security Agent in its capacity as security holder for the purposes of the Civil Law Security Documents

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the Valuations (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under clause 18.8), in each case as most recently determined in accordance with this Agreement

Selection Notice means a notice substantially in the form set out in Schedule 5(Selection Notice) given in accordance with clause 9 (Interest Periods)

Share Security means, in relation to each Borrower, the document constituting a Security Interest by the relevant Shareholders in favour of the Security Agent in the agreed form in respect of all of the shares or units in such Borrower

Shareholders means:

(a)	at any time on or after the first Utilisation Date and prior to the Share Transfer Date, Teekay LNG Holdco L.L.C., Teekay Luxembourg S.à.r.l. and Exmar Energy Hong Kong Ltd.; and

(b)	at any time on or after the first Utilisation Date and on or after the Share Transfer Date, Exmar Energy Hong Kong Ltd. and Teekay Luxembourg S.à.r.l.

Share Transfer Date means the date upon which fifty percent (50%) of the membership interests in Solaia Shipping L.L.C. are acquired by Teekay Luxembourg S.à.r.l. from Teekay LNG Holdco L.L.C. upon and subject to the satisfaction of each of the conditions precedent set out in Schedule 3, Part 4 of this Agreement

Ship Commitment means, in relation to a Ship, the amount specified against the name of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement

Ships means each of the ships described in Schedule 2 (Ship information) and Ship means any of them

Structure Chart means the structure chart delivered pursuant to clause 4 and referred to in clause 17.35

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital or units such person is beneficially entitled to receive more than 50 per cent

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

Teekay LNG means Teekay LNG Partners L.P., a limited partnership formed in the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH9 6960

Teekay LNG Group means Teekay LNG and each of its Subsidiaries

Total Commitments means the aggregate of the Commitments, being one hundred and seventy five million dollars ($175,000,000) at the date of this Agreement

Total Loss means, in relation to a Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Ship was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the Ship is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Ship’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened

Total Loss Repayment Date means, where a Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date (but in the case of paragraph (d) of the definition of Total Loss Date, disregarding the 90 day period referred to); and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity

Transaction Document means:

(a)	each of the Finance Documents; and

(b)	each Charter Document

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Earnings Account held by or charged to the Security Agent at any time;

(c)

the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)

all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)

all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof)

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents

US means the United States of America

Utilisation means the making of an Advance

Utilisation Date means the date on which a Utilisation is made

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request)

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere

Valuation means, in relation to a Ship, the average of two written valuations of a Ship expressed in dollars prepared by two of the Approved Brokers (or such other firm of reputable independent shipbrokers as may be acceptable to the Majority Lenders), one to be nominated by the Borrowers and one to be nominated by the Agent. Such valuations shall be prepared at the Borrowers’ expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other charter commitment

Construction

1.2	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)

a Finance Document, Charter Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)

the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, is in the form specified by the Agent;

(h)

approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)

charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	control of an entity means:

(i)	the power (whether by way of ownership of shares or units, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital or units that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital or units shall be disregarded in determining the beneficial ownership of such share capital or units);

and controlled shall be construed accordingly;

(m)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	$, USD and dollars denote the lawful currency of the United States of America;

(o)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)	a group of Lenders includes all the Lenders;

(r)

a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(s)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(t)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(u)	an obligation means any duty, obligation or liability of any kind;

(v)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(w)

a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any capital adequacy law or regulation;

(y)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(z)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(aa)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(bb)

an entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other’s wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries; and

(cc)	a provision of law is a reference to that provision as amended or re-enacted.

1.3

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.4	Section, clause and Schedule headings are for ease of reference only.

1.5

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or remedied.

1.7

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

Third party rights

1.8

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.9	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.10

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

Finance Documents

1.11

Where any other Finance Document provides that this clause 1.11 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

Conflict of documents

1.12

The terms of the Finance Documents are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document the provisions of this Agreement shall prevail.

Section 2 - The Facility

2	The Facility

The Facility

2.1	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a loan facility in an aggregate amount equal to the Total Commitments.

Finance Parties’ rights and obligations

2.2

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.4

A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 23.77 and 23.78 (All enforcement action through the Security Agent)) and clauses 24.2 and 24.3 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

Borrowers’ rights and obligations

2.5	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.6	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)

agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.7

The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.8

If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.9

The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.10

Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.11

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.12

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

2.13

If, at the date of the Utilisation Request of a Ship, the Ship Commitment for that Ship is more than sixty per cent (60%) of the Ship’s Valuation delivered under Part 2 of Schedule 3 (Conditions precedent), then the Ship Commitment for the relevant Ship, shall be reduced (and the Available Facility and the Total Commitments shall each be correspondingly reduced) by such amount as may be necessary to ensure that the Ship Commitment for the relevant Ship as so reduced is equal to or less than sixty per cent (60%) of such Valuation as so determined.

2.14	The parallel debt duties of each Borrower under this Agreement are as follows:

(a)

each Borrower will pay to the Security Holder, when they are due for payment, the full amount of the Loan and all other amounts (including interest, commission and expenses) payable by the Borrowers under the Finance Documents and will owe all obligations, liabilities and undertakings to the Security Holder;

(b)	the duties of each Borrower to (i) the Security Holder and (ii) each other Finance Party are several;

(c)	payment either to the Security Holder or to another Finance Party of an amount which is due to both of them will reduce both of those liabilities by that amount;

(d)

if an amount would otherwise be payable under this clause 2.14 to the same person in two different capacities, each Borrower will only have an obligation to pay that amount once (the Parallel Debt); and

(e)

the Borrowers and each Finance Party agrees that the Security Holder shall be the joint creditor (“hoofdelijke schuldeiser”) together with each other Finance Party of each liability and obligation of the Borrowers towards any Finance Party under any Finance Document, and that accordingly the Security Holder will have its own independent right to demand performance by the Borrower of those liabilities and obligations. However, any discharge of any liability or obligation of the Borrowers to the Security Holder or other Finance Party shall, to the same extent, discharge the corresponding liability or obligation owing to the others. The Security Holder holds any security created by a Finance Document in its name and the Security Holder shall have full and unrestricted title to and authority in respect of that security, subject always to the terms of the Finance Documents.

3	Purpose

Purpose

3.1	The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Each Ship Commitment shall initially be made available solely for the purpose of:

(a)	firstly assisting the relevant Borrower to refinance all amounts owing under the Existing Indebtedness; and

(b)	secondly general corporate and working capital purposes of the Borrowers.

Monitoring

3.3	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

Initial conditions precedent

4.1

The Lenders will only be obliged to comply with clauses 5.5 to 5.8 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received or is satisfied that it will receive on or before the Utilisation Date all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance reasonably satisfactory to the Agent.

Ship and security conditions precedent

4.2

The Total Commitments shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received or is satisfied that it will receive on or before the Utilisation Date all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in respect of the relevant Ship in form and substance reasonably satisfactory to the Agent.

Notice to Lenders

4.3

The Agent shall notify the Lenders and the Borrowers promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance reasonably satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

Further conditions precedent

4.4	The Lenders will only be obliged to comply with clauses 5.5 to 5.8 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation; and

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the representations and warranties are true and correct.

Waiver of conditions precedent

4.5

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 - Utilisation

5	Utilisation

Delivery of a Utilisation Request

5.1	A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

Completion of a Utilisation Request

5.2	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clause 5.4 (Currency and amount); and

(c)	the proposed Interest Period complies with clause 9 (Interest Periods).

5.3	Only one Advance may be requested in each Utilisation Request.

Currency and amount

5.4

The currency specified in a Utilisation Request must be dollars and the amount of the proposed Advance must be in accordance with clause 2.13 or, if less, the amount of the Available Facility less the amount of the outstanding Loan. Only two utilisations may be made, one in respect of each Borrower.

Lenders’ participation

5.5	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

5.6	The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its undrawn Commitment to the undrawn Total Commitments immediately prior to making the Advance.

5.7	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. on the Quotation Day.

5.8

The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or the account of any of them in accordance with the instructions contained in the Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

Repayment

6.1	The Borrowers shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

Scheduled repayment of Facility

6.2

To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by two million one hundred and eighty seven thousand five hundred dollars ($2,187,500) (as revised by clause 6.3). The Borrowers shall pay the amount of the Loan outstanding on the Final Repayment Date.

Adjustment of scheduled repayments

6.3

If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2) the amount of the instalment by which the Loan shall be repaid under clause 6.2 on each Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments (except in the case of a reduction under clause 7.4 (Voluntary cancellation) or prepayment under clause 7.5 (Voluntary prepayment) where the reduction shall be treated as reducing the instalments on each Repayment Date on a pro rata basis).

7	Illegality, prepayment and cancellation

Illegality

7.1	If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled and the remaining Ship Commitments shall each be reduced rateably; and

(c)

to the extent that the Lender’s participation has not been assigned pursuant to clauses 32.10 to 32.12 (Replacement of a Defaulting Lender), the Borrowers shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law). Prior to the date on which repayment is required to be made under this clause 7.1, unless as a result of or relating to Sanctions, the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain their Commitment in the Facility.

Change of control

7.2	The Borrowers shall promptly notify the Agent upon a Change of Control.

7.3

If a Change of Control occurs, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers, cancel the Total Commitments with effect from a date specified in that notice which is at least sixty (60) days after the giving of the notice and declare that all or part of the Loan be prepaid in full on such date.

Voluntary cancellation

7.4

The Borrowers may, if they give the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and a multiple of $1,000,000 of any part of any Ship Commitment which is undrawn at the proposed date of cancellation. Upon any such cancellation the Total Commitments shall be reduced by the same amount.

Voluntary prepayment

7.5

The Borrowers may, if they give the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000 on the last day of an Interest Period in respect of the amount to be prepaid.

Right of replacement or cancellation and prepayment in relation to a single Lender

7.6	If:

(a)	any sum payable to any Lender by an Obligor is required to be materially increased under clause 12.5 (Tax gross-up); or

(b)	any Lender claims indemnification (of a material nature) from the Borrowers under clause 12.8 (Tax indemnity) or clause 13.1 to 13.2 (Increased Costs); or

(c)	any Lender does not provide its consent to a consent or waiver request made by an Obligor pursuant to the Finance Documents where all Lender consent is required,

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase, indemnification or consent continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of their intention to replace that Lender in accordance with clause 7.10.

7.7

On receipt of a notice referred to in clause 7.6 above, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.9) the remaining Ship Commitments shall each be reduced rateably.

7.8

On the last day of each Interest Period which ends after the Borrowers have given notice under clause 7.6 above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loan.

7.9

The Borrowers may, in the circumstances set out in clause 7.6, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 21 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (other than any of the Obligors or any of their respective Affiliates) selected by the Borrowers which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 21 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)

the Break Costs which would have been payable to such Lender pursuant to clause 10.7 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

7.10	The replacement of a Lender pursuant to clause 7.9 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.9 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)

the Lender shall only be obliged to assign its rights pursuant to clause 7.9 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

7.11

A Lender shall perform the checks described in clause 7.10(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.10 above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

7.12

If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent three (3) Business Days’ notice of cancellation of the undrawn Commitment of that Lender.

7.13

On such notice becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.9) the remaining undrawn Ship Commitments shall each be reduced rateably and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

Sale or Total Loss

7.14

If a Ship becomes a Total Loss before its Ship Commitment has become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Ship Commitment for such Ship and such Ship Commitment shall be reduced to zero.

7.15	On a Ship’s Disposal Repayment Date:

(a)	the Total Commitments will be reduced by the Applicable Fraction of the Total Commitments; and

(b)

if the Facility has been advanced, the Borrowers shall prepay such amount of the Loan as may be necessary to ensure that the outstanding Loan after such date will not exceed the Available Facility (as so reduced).

For the purposes of this clause, Applicable Fraction means a fraction having a numerator equal to the Ship Commitment relating to that Ship and a denominator equal to the Total Commitments.

7.16	Any cancellation of part of the Available Facility pursuant to clauses 7.14 or 7.15 shall reduce the Total Commitments by the same amount.

External Charter

7.17

In the event that any of the External Charters are terminated or cancelled then within 30 days of such termination or cancellation, the Applicable Fraction of the Loan shall be prepaid by the Borrowers and the Total Commitments reduced by such Applicable Fraction, unless the relevant

Borrower provides written notice to the Agent within such 30 day period that it intends to replace the terminated or cancelled External Charter with a replacement charter commitment within 90 days of such notice, and a replacement charter commitment is entered into within such 90 day period, by (as the case may be) the Borrower originally a party to that External Charter in form and substance, and on terms and conditions satisfactory to, the Agent (acting on the instructions of the Majority Lenders) in its reasonable discretion.

Automatic cancellation

7.18	Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

Restrictions

7.19

Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.20	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.21	The Borrowers may not reborrow any part of the Facility which is prepaid or repaid.

7.22	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.23	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.24	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.25

If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clauses 7.6 to 7.13 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders and (other than in relation to a cancellation of all of the Ship Commitment for a Ship) the remaining Ship Commitments shall be reduced rateably. Any prepayment shall be applied pro rata to each Lender’s participation in the Loan.

Section 5 - Costs of Utilisation

8	Interest

Calculation of interest

8.1	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

Payment of interest

8.2

The Borrowers shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

Default interest

8.3

If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4 below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.4	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)

the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

8.5

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.6	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9	Interest Periods

Selection of Interest Periods

9.1

A Borrower may select an Interest Period for the first Advance and thereafter the balance of the Loan in the Utilisation Request for the first Advance or (if the Loan has already been borrowed) in a Selection Notice.

9.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. three Business Days before the last day of the then current Interest Period.

9.3

If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with clause 9.2, the relevant Interest Period will, subject to clause 9.5 (Interest Periods overrunning Repayment Dates), be 3 months.

9.4	Subject to this clause 9, the Borrowers may select an Interest Period of one, three or six months or any other period agreed between the Borrowers and the Agent on the instructions of all the Lenders.

9.5	No Interest Period shall extend beyond the Final Repayment Date.

9.6

The first Interest Period for the Loan shall start on the first Utilisation Date, the first Interest Period for any later Advance shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of the Loan and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period

Non-Business Days

9.7

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

Absence of quotations

10.1

Subject to clause 10.2 (Market Disruption Event), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

Market Disruption Event

10.2	If:

(a)

a Market Disruption Event referred to in clause 10.4(a) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; or

(b)

a Market Disruption Event referred to in clause 10.4(b) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Affected Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Affected Lender of funding its participation in the Loan from whatever source it may reasonably select.

10.3	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Borrowers.

10.4	In this Agreement Market Disruption Event means:

(a)

at or about 11am on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent of the Loan (the Affected Lenders)) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

Alternative basis of interest or funding

10.5

If a Market Disruption Event occurs and the Agent or Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.6	Any alternative basis agreed pursuant to clause 10.5 above shall, with the prior consent of all the Lenders be binding on all Parties.

Break Costs

10.7

The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan Unpaid Sum or relevant part of it.

10.8	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

Commitment commission

11.1

The Borrowers shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of one point one per cent (1.1%) per annum on the undrawn portion of that Lender’s Commitment calculated from the date of this Agreement (the start date).

11.2

The Borrowers shall pay the accrued commitment commission in arrears on each Quarter Date after the start date but prior to the Last Availability Date, and, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.3	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

Fees

11.4	The Borrowers shall pay any fees set out in a Fee Letter in the amount and at times agreed in the applicable Fee Letter.

Section 6 - Additional Payment Obligations

12	Tax gross-up and indemnities

Definitions

12.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clauses 14.5 to 14.6 (Indemnity concerning security) and clause 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 to 14.6 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.5 (Tax gross-up) or a payment under clause 12.9 or clause 12.13 (Indemnities on after Tax basis).

12.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

Tax gross-up

12.3	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.4

The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.5

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.6

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.7

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.8	Clauses 12.3 to 12.7 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

12.9

The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.10	Clause 12.9 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.5 (Tax gross-up) 12.13 or 12.14 (Indemnities on after Tax basis); or

(c)	to the extent such Tax is attributable to a FATCA Deduction.

12.11

A Protected Party making, or intending to make a claim under clause 12.9 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.12	A Protected Party shall, on receiving a payment from an Obligor under clause 12.9, notify the Agent.

Indemnities on after Tax basis

12.13

If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, other than to the extent such Tax relates to a FATCA Deduction, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party taking into account, in either case, any deduction or credit or other tax benefit obtained by the Protected Party in relation to such corresponding liability, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.14

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.15

For the purposes of clauses 12.13 to 12.14 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

Stamp taxes

12.16

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of any stamp duty, registration or other similar Taxes which are payable in respect of any assignment, transfer or other alienation of any kind by a Finance Party of any of its rights and/or obligations under a Finance Document.

12.17	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

Value added tax

12.18

All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.20 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

12.19

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.20

Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.21

Any reference in clauses 12.18 to 12.22 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or an equivalent meaning in the case of any other jurisdiction).

12.22

In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

Tax Credit

12.23	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13	Increased Costs

13.1	If, by reason of any Change in Law there is:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliates’) overall capital; or

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under a Finance Document,

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party (or to the holding company of a Finance Party) to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to clause 13.2, the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

Exceptions to increased costs

13.2	Clause 13.1 does not apply to the extent any additional cost or reduced return referred to in that clause is:

(a)	compensated for by a payment made under clause 12 or would have been compensated under clause 12 (Tax gross-up and indemnities) but for any exclusions from that clause;

(b)	a FATCA Deduction; or

(c)	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

FATCA information

13.3	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

13.4

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.5

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

13.6

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14	Other indemnities

Currency indemnity

14.1

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3

The Borrowers shall (or shall procure that another Obligor will), promptly after demand by a Finance Party, indemnify each Finance Party against any and all losses and costs incurred or sustained (reasonably in the case of paragraphs (b) and (f) below) by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all losses arising as a result of clause 25 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)

any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws;

(e)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Law; or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

Indemnity to the Agent and the Security Agent

14.4	The Borrowers shall promptly indemnify the Agent and the Security Agent against:

(a)

any and all losses, costs or expenses incurred by the Agent or the Security Agent, (acting reasonably) (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)

instructing one set of lawyers for the Finance Parties, (other than the Hedging Providers), accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)

any action taken by the Agent or the Security Agent, or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent, (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct).

Indemnity concerning security

14.5	The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all losses, costs or expenses incurred by it in connection with:

(a)	any failure by the Borrowers to comply with clause 16 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(e)

any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(f)	any breach by any Obligor of the Finance Documents.

14.6

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 14.5 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

Continuation of indemnities

14.7

The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrowers of this Agreement.

Third Parties Act

14.8

Each Indemnified Person may rely on the terms of clauses 14.5 and 14.6 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 and 14.6 (Indemnity concerning security), subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Interest

14.9

Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clauses 8.3 to 8.5 (Default interest).

Exclusion of liability

14.10

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.10 subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

15	Mitigation by the Lenders

Mitigation

15.1

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13.1 to13.2 (Increased Costs) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Clause 15.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

Limitation of liability

15.3	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.4	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

Transaction expenses

16.1

The Borrowers shall promptly within fourteen days of demand pay the Agent, the Bookrunner, the Arrangers and the Security Agent the amount of all reasonable costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 18.7; or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

Amendment costs

16.2

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within fourteen days of demand by the Agent, reimburse the Agent for the amount of all reasonable costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

Enforcement, preservation and other costs

16.3

The Borrowers shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with;

(a)

the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any Valuation carried out under clause 18.7; or

(c)	any inspection carried out in respect of a Ship.

Section 7- Representations, Undertakings and Events of Default

17	Representations and Warranties

Each Borrower represents and warrants to each of the Finance Parties at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Utilisation Request, at each Utilisation Date and at each Repayment Date as follows (except that the representation and warranty contained at clauses 17.2 and 17.7 shall only be made on the date of this Agreement and the representations and warranties contained at clauses 17.6, 17.25 and 17.35 shall only be repeated on each Utilisation Date):

Status and Due Authorisation

17.1

Each of the Obligors is a corporation, limited liability company or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

No Deductions or Withholding

17.2

Under the laws of the Obligors’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

Claims Pari Passu

17.3

Under the laws of the Obligors’ respective jurisdictions of incorporation or formation in force at the date hereof, the Secured Obligations will, to the extent that it exceeds the realised value of any security granted in respect of the Secured Obligations, rank at least pari passu with all the Obligors’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

No Immunity

17.4

In any proceedings taken in any of the Obligors’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

Governing Law and Judgments

17.5

In any proceedings taken in any of the Obligors’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

Validity and Admissibility in Evidence

17.6

As at each Utilisation Date, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Obligors in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed.

No Filing or Stamp Taxes

17.7

Under the laws of the Obligors’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry and Companies House in England and Wales, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

Binding Obligations

17.8

The obligations expressed to be assumed by each of the Obligors in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no breach of Constitutional Documents and/or law or regulation and/or limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

No Winding-up

17.9

None of the Obligors have taken any corporate or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of any Group taken as a whole.

Solvency

17.10	None of the Obligors nor any Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

17.11

None of the Obligors nor any Group taken as a whole has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

17.12

The value of the assets of each Obligor and any Group taken as a whole is not less than the liabilities of such entity or any Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

17.13	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor or of any Group taken as a whole.

No Material Defaults

17.14

Without prejudice to clause 17.15, none of the Obligors is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets or any applicable law to an extent or in a manner which might have a material adverse effect on the business or financial condition of any Group taken as a whole.

17.15	No Event of Default is continuing or might reasonably be expected to result from the making of any Advance.

17.16	With effect from the relevant Utilisation Date, each Ship is insured in the manner required by the Finance Documents.

No Material Proceedings

17.17	No action or administrative proceeding involving any of the Borrowers of or before any court, arbitral body or agency:

(a)	relating to the Transaction Documents and which is not covered by adequate insurance; or

(b)	which might have a Material Adverse Effect on the business or financial condition of any Group taken as a whole,

has to any of the Borrower’s knowledge and belief after having made due enquiry been started or is reasonably likely to be started.

No Obligation to Create Security

17.18

The execution of the Finance Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Security Interest (other than a Permitted Security Interest) over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

No Breach

17.19

The execution of the Finance Documents by each of the Obligors and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

17.20	None of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

17.21	No labour disputes are current or (to the best of the Borrowers’ knowledge and belief) threatened against any member of any Group which have or are reasonably likely to have a Material Adverse Effect.

Security

17.22

Each of the Obligors (and in respect of the Shareholders only, as of the first Utilisation Date) is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

Necessary Authorisations

17.23

The Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

Money Laundering

17.24

Any amount borrowed hereunder, and the performance of the obligations of the Obligors under the Finance Documents, will be for the account of members of each Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

Disclosure of material facts

17.25	No Borrower is aware of any material facts or circumstances which:

(a)	have not been disclosed to the Agent; and

(b)

if disclosed, might have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

17.26

All information provided by any Obligor or member of any Group to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to therein is accurate and correct in all material respects at the time it was given or made and is not misleading in any respect.

Use of Facility

17.27	The Facility will be used for the purposes specified in clause 3 (Purpose).

17.28	[Intentionally omitted]

Taxation

17.29

Each of the Borrowers is not materially overdue in the filing of any Tax returns and each Borrower is not overdue in the payment of any amount in respect of Tax of one million Dollars ($1,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

17.30	No claims or investigations are being made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise.

17.31

As far as Excelsior BVBA is aware it is resident in Belgium for the purposes of Belgian tax law, and in the case of Solaia Shipping L.L.C., as far as it is aware, it is not resident in any jurisdiction outside of Liberia for Tax purposes.

Laws

17.32

Each member of each Group is in compliance with clause 18.21(a) and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

17.33

No Environmental Claim has been commenced or (to the best of the Borrowers’ knowledge and belief) is threatened against any member of any Group where that claim has or is reasonably likely, if determined against that member of any Group, to have a Material Adverse Effect.

Shares or units

17.34

Other than in respect of the Share Transfer Date and as of the first Utilisation Date, the shares or units of each Borrower are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each Borrower do not and could not restrict or inhibit any transfer of those shares or units on creation or enforcement of the Security Documents. Other than in respect of the Share Transfer Date and as of the first Utilisation Date, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or unit or loan capital of each Borrower (including any option or right of pre-emption or conversion).

Structure Chart

17.35

The Structure Chart delivered or to be delivered to the Agent pursuant to Part 2 of Schedule 3 is as of the first Utilisation Date, so far as each Borrower is aware, true, complete and accurate in all material respects and shows the following information:

17.36

Each relevant member of the relevant Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment and (other than in the case of the Guarantors) a list of shareholders; and

17.37	All minority interests in any member of the Borrowers and any person in which any Borrower holds shares or units in its issued share capital, units or equivalent ownership interest of such person.

Sanctions

17.38	Each Obligor, and their respective directors, officers, employees, or (when acting in its capacity as agent for any Obligor) agents, has been and is in compliance with Sanctions Laws;

17.39	No Obligor, nor any of their respective directors, officers, employees, or (when acting in its capacity as agent for any Obligor) agents:

(a)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

Anti-corruption law

17.40	Each Obligor has conducted its businesses in compliance with applicable anti-corruption and anti-bribery laws.

Representations Limited

17.41	The representation and warranties of the Borrowers in this clause 17 are subject to:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(c)	the time barring of claims under any applicable limitation acts;

(d)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(e)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

18	Undertakings and Covenants

18.1	The undertakings and covenants in this clause 18 remain in force for the duration of the Facility Period.

Financial statements

18.2

Each Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year, prepared in accordance with IFRS, and cashflows.

Interim financial statements

18.3

Each Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each fiscal first half year during each of its financial years, its unaudited consolidated financial statements for that fiscal half, signed by a duly authorised representative of the Borrower, which shall include an income statement and a cashflow statement.

18.4

Each Borrower shall supply to the Agent a financial projection relating to it in respect of the following financial year on or by the start of each financial year until it has provided those financial projections for three (3) years of the Facility Period.

Year-end

18.5	Each Borrower shall procure that each financial year-end of each Obligor is not changed.

Valuation

18.6

Each Borrower shall supply to the Agent on a 6 monthly basis at the same time as the financial statements referred to in clause 18.3, or if an Event of Default has occurred or is continuing, at any time upon request from the Agent, a Valuation in respect of each of the Ships, attached to a Compliance Certificate.

Collateral Maintenance

18.7	If at any time the Security Value is less than 125% of the Loan outstanding at that time (the Collateral Maintenance Test), the Borrowers shall within 30 days of such non-compliance:

(a)	provide additional security over other assets reasonably acceptable to the Majority Lenders in accordance with this clause 18 and carry out such actions diligently during such 30 day period; and/or

(b)

cancel part of the Available Facility under clause 7.4 (Voluntary cancellation) and prepay under clause 7.5 (Voluntary prepayment) (disregarding the notice period required by such clause) a corresponding amount of the Loan such that the Collateral Maintenance Test is met.

Creation of additional security

18.8

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)

that additional security, its value and the method of its valuation have been approved by the Majority Lenders, acting reasonably (it being acknowledged and agreed that cash or cash equivalents comprising of dollars is satisfactory and that it is valued at par);

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in form and substance reasonably satisfactory to the Security Agent;

(c)	this Agreement has been unconditionally amended in such manner as agreed between the Agent and the Borrowers, as required in consequence of that additional security being provided; and

(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may reasonably require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration.

18.9	The Borrower shall provide details of the Collateral Maintenance Test in each Compliance Certificate.

Minimum Liquidity

18.10	Each Borrower shall at all times maintain a Free Liquidity available to it of at least $7,000,000 and confirm that Free Liquidity in the Compliance Certificate.

Compliance Certificate

18.11

The Borrowers shall deliver a Compliance Certificate to the Agent (in sufficient copies for each of the Lenders) attaching the evidence and documents referred to in this clause 18 on each date that the financial statements referred to in clause 18.3 are required to be delivered to the Agent.

Maintenance of Legal Validity

18.12	Each Borrower shall procure that each Obligor obtains and complies with the terms of and does all that is necessary to maintain in full force and effect:

(a)

all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions and its Constitutional Documents, to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions; and

(b)	each Earnings Account.

Notification of Default

18.13

A Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

Other notifications

18.14

Each Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of any Environmental Claim pending or made against it or any member of the respective Group or in connection with any Ship, where the Environmental Claim, if determined against that member of that Group, has or is reasonably likely to have a Material Adverse Effect.

Claims Pari Passu

18.15

Each Borrower shall and shall procure that each Obligor shall, ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

Classification

18.16

Each Borrower shall ensure that the Ship maintains the highest classification required for the purpose of the relevant trade of the Ship which shall be with a Classification Society free from any overdue recommendations and conditions affecting the Ship’s class.

Management of Ship

18.17

Each Borrower shall ensure that (a) each Ship is at all times technically and commercially managed by an Approved Manager in accordance with good industry standards and (b) at any time such Approved Manager is not a member of the Exmar Group or Teekay LNG Group, such Approved Manager provides a written confirmation confirming that, among other things, following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Manager against each Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

Certificate of Financial Responsibility

18.18	Each Borrower shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Ship which is to call at the United States of America.

Sanctions

18.19

No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor to fund any activities or business in the country or territory that at the time of such funding is a Sanctioned Country, nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

18.20	Each Borrower shall supply to the Agent:

(a)

promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws against any Obligor, any of their direct or indirect owners, any of their respective directors, officers, employees, or (when acting in its capacity as agent for any Obligor) agents, as well as information on what steps are being taken with regards to answer or oppose such; and

(b)

promptly upon becoming aware that an Obligor or any of their respective directors, officers, employees, or (when acting in its capacity as agent for any Obligor) agents has become or is likely to become a Restricted Party.

18.21	Each Borrower shall (and shall ensure that each Obligor shall):

(a)	comply with all laws or regulations:

(i)	applicable to its business; and

(ii)	applicable to a Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws, the laws of the Flag State and the Equator Principles;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals, where failure to do so has or is reasonably likely to have a Material Adverse Effect;

(c)

procure that the Approved Manager holds (i) a valid and current DOC issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Ship pursuant to the ISM Code, and (iii) an ISSC in respect of each Ship and the Borrowers shall promptly, upon request, supply the Agent with copies of the same; and

without limiting paragraph (a) above, not employ any Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

18.22

Each Obligor shall ensure that none of them, nor any of their Affiliates, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is or will become a Restricted Party.

Anti-corruption laws

18.23

Each Borrower shall, and shall procure that each of the Obligor shall, conduct its business in compliance with applicable anti-corruption laws and anti-bribery laws and maintain policies and procedures designed to prove and achieve compliance with such laws.

18.24	[Intentionally omitted]

Environmental claims

18.25	Each Borrower shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of that Group, has or is reasonably likely to have a Material Adverse Effect.

Taxation

18.26	Each Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

18.27	No member of the Groups may change its residence for Tax purposes.

Loans and Guarantees

18.28

No Borrower shall make any loan nor enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other party except for (i) until the relevant Utilisation Date, the Existing Indebtedness, (ii) investments relating to any maintenance or repair under or pursuant to the Charter Documents, (iii) unsecured trade credits, (iv) loans or guarantees made in the ordinary course of business, and/or (v) Permitted Financial Indebtedness.

Negative Pledge

18.29

With effect from the relevant Utilisation Date, no Borrower shall create, or permit to subsist, any Security Interest over all or any part of its assets (including but not limited to the Ship and the insurances) other than a Permitted Security Interest.

Registration

18.30

No Borrower shall for the duration of the Facility Period change or permit a change to the flag of the Ship other than to a Flag State and/or bring its centre of main interests into any country with which a Lender is prohibited from doing business and which has been notified to the Agent.

Necessary Authorisations

18.31

Without prejudice to any specific provision of the Finance Documents relating to an Authorisation, each Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

Performance of Obligations

18.32	Each Borrower shall comply with the material provisions of all Charter Documents in relation to the Ships.

Further Assurance

18.33

Each Borrower shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

Information

18.34	Each Borrower shall, and procure that each Obligor shall, supply to the Agent:

(a)

promptly upon becoming aware of the same, details of any litigation, arbitration or administrative proceedings which are current, pending or, provided they are material, threatened against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(b)

promptly, details of any capture, seizure, arrest, confiscation or detention of, or act of piracy relating to, the Ships which remain in existence, or has not been resolved within five (5) Business Days after the initial capture, seizure, arrest, confiscation or detention or act of piracy.

Other information

18.35

Each Borrower will promptly supply to the Agent at any time such other information and explanations as the Majority Lenders may from time to time reasonably require in connection with the operation of the Ships, any Major Casualty Event and any reasonable financial information in connection with a Borrower, and will procure that the Agent be given the like information and explanations relating to all other Obligors.

Inspection of records

18.36	Each Borrower will permit the inspection of its financial records and accounts from time to time during business hours by the Agent or its nominee, upon reasonable notice.

Insurance

18.37

With effect from the relevant Utilisation Date, each Borrower shall ensure at its own expense throughout the Facility Period that the relevant Ship is insured and operated in accordance with the provisions set out in the relevant Security Documents.

Change of Business

18.38	Except as expressly permitted in the Finance Documents no Borrower shall carry on any business, other than that of owning, chartering and operating the Ships.

No disposal of assets

18.39	No Borrower shall dispose of any of its material assets other than a sale of the Ship which complies with clause 7.15.

“Know your customer” checks

18.40	If:

(c)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(c)	any change in the status of any Borrower after the date of this Agreement; or

(d)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, that Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Enforcement of Obligations

18.41	Each Borrower shall take all reasonable steps to enforce its rights under the Charter Documents and any other agreements relating to the Ship.

No dividends or distributions

18.42	No Borrower shall pay dividends or distributions or make other distributions to shareholders or members:

(a)	whilst an Event of Default has occurred and is continuing unremedied or unwaived; or

(b)	following breach of any of the covenants contained in this clause 18 and/or clause 8 of a Guarantee.

No Material Amendment to Project Documents

18.43

No Borrower shall agree to any material amendment, material variation or termination of any of the Charter Documents or Hedging Contracts to which it is a party without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

Hedging

18.44

Each Borrower may, at its discretion, enter into an interest rate hedging programme under one or more of the Hedging Contracts to hedge part of the floating rate interest exposure under the Facility. At such time as a Borrower enters into a Hedging Contract that Borrower shall promptly notify the Agent of the key terms of such Hedging Contract and require each Hedging Provider not then a Party to execute and deliver to the Agent an Accession Agreement.

Ownership

18.45

Each Borrower shall procure that its legal and beneficial ownership remains the same as advised to the Agent to be effected on the first Utilisation Date, other than permitted in accordance with the Finance Documents, including but not limited to pursuant to the Share Transfer Date and if the ownership of any Borrower and/or Approved Manager changes (other than pursuant to a Guarantee Transfer Date) that Borrower shall supply an updated Structure Chart detailing those changes to the Agent.

18.46	[Intentionally omitted]

Merger and Demerger

18.47

Other than pursuant to the Share Transfer Date, and/or as anticipated on the first Utilisation Date, no Borrower shall enter into any amalgamations, merger, demerger or corporate restructuring without the prior written consent of all Lenders (such consent not to be unreasonably withheld).

Change of Control

18.48	Each Borrower shall procure that throughout the Facility Period there is no Change of Control with respect to it or Exmar Energy.

Transfer of Assets

18.49	No Borrower shall sell or transfer any of its material assets other than:

(a)	on arm’s length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	on arm’s length terms to its Affiliates, which are and remain members of a Group,

in each case only if otherwise expressly permitted pursuant to the terms of the Finance Documents.

Acquisitions

18.50	Subject to 18.28, no Borrower shall make any acquisitions or investments without the prior written consent of the Majority Lenders.

Centre of main interests and establishments

18.51

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation or formation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Earnings Account

18.52	Each Borrower shall be the holder of an account with an Account Bank which is designated as an Earnings Account for the purposes of the Finance Documents.

18.53

The Earnings of the Ships relating to that Borrower and all moneys payable to the relevant Borrower under the Ship’s Insurances shall be paid by the persons from whom they are due to that Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

18.54	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 18.55.

18.55

Unless an Event of Default has occurred and is continuing, the Borrowers may withdraw amounts from the Earnings Accounts, and the relevant Account Holder(s) may withdraw the amounts from an Earnings Account.

18.56

The relevant Account Holder shall not close any Earnings Account or alter the terms of any Earnings Account from those in force at the time it is designated for the purposes of this clause 18 or waive any of its rights in relation to an Earnings Account except with approval.

19	Events of Default

19.1	Each of the events or circumstances set out in clauses 19.2 to 19.36 is an Event of Default.

Non-payment

19.2	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due dates.

Financial covenants

19.3	The Borrowers do not comply with clause 18.10 and/or clause 18.9.

19.4	Any Guarantor does not comply with the financial covenants set out in clause 8 of the Guarantee to which it is a party.

Insurance

19.5	The Insurances of a Ship are not placed and kept in force in the manner required by the terms of the Security Documents.

Misrepresentation

19.6

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect.

Specific Obligations

19.7	An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by a Borrower under clauses 18.12, 18.15, 18.19 to 18.23.

Other obligations

19.8

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 19.2 (Non-payment), clause 19.3 to 19.4 (Financial covenants), clause 19.5 (Insurance) and clause 19.7 (Specific obligations)).

19.9

No Event of Default under clause 19.8 above will occur if the failure to comply is capable of remedy and the failure is remedied within 30 days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers becoming aware of the failure to comply.

Cross default

19.10	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

19.11	Any Financial Indebtedness of any Obligor is declared or capable of being declared to be or otherwise becomes due and payable prior to its specified maturity.

19.12

No Event of Default will occur under clauses 19.10 and 19.11 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 19.9 to 19.10 above is less than (a) in the case of a Borrower, $10,000,000, (b) in the case of Exmar or Exmar Energy, $25,000,000, and (c) in the case of Teekay LNG, $100,000,000, (or in each case its equivalent in any other currency or currencies).

Insolvency and Rescheduling

19.13

An Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors.

Winding-up

19.14

An Obligor takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation (other than the Share Transfer Date) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness.

Execution or Distress

19.15

Any Obligor fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any uninsured final judgment or any final order made or given by any court or other official body of a competent jurisdiction, subject to the amount due being in an aggregate amount (i) for a Borrower, equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) for Exmar or Exmar Energy, equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) for Teekay LNG, equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

19.16

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor, subject to the amount in question being in an aggregate amount (i) for a Borrower, equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) for Exmar or Exmar Energy, equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) for Teekay LNG, equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

19.17

Notwithstanding the foregoing paragraphs of this clause 19 any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention, forfeiture or similar proceeding of a Ship (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Ship where the release of or discharge of the lien or claim on or against the Ship has not been procured within 30 days.

Similar Event

19.18	Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses 19.13 to 19.17.

Class

19.19

A Ship has its classification withdrawn by the relevant Classification Society PROVIDED THAT if such withdrawal is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if that Ship’s classification is not reinstated to the satisfaction of the Agent within twenty one (21) days.

Environmental Matters

19.20

Any Environmental Claim is pending or made against the Borrower or the Approved Manager or any of their Environmental Affiliates or in connection with a Ship, where such Environmental Claim has a Material Adverse Effect.

19.21	Any actual Environmental Incident occurs in connection with a Ship, where such Environmental Incident has a Material Adverse Effect.

Repudiation

19.22

Any Obligor or Borrower repudiates any Finance Document or Charter Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document or Charter Document other than any repudiation to which clause 7.17 applies.

Illegality

19.23

At any time it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the Obligors hereunder or thereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within 30 days after it has given notice thereof to the relevant Obligor.

Validity and Admissibility

19.24	At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Obligors in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Obligor requiring the same to be done, fulfilled or performed.

Material Adverse Change

19.25

At any time there shall occur a change in the business or operations of an Obligor or a change in the financial condition of any Obligor which, in the reasonable opinion of the Majority Lenders, materially impairs such Obligor’s ability to discharge its obligations under the Finance Documents in the manner provided therein and such change, if capable of remedy, is not remedied within 30 days of written notification from the Agent.

Qualifications of Financial Statements

19.26

The auditors of any Group qualify their report on any audited consolidated financial statements of that Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect.

Conditions Subsequent

19.27

If any of the conditions set out in clause 4 is agreed on a Utilisation Date to be delivered at a later date and is not satisfied by that date or such other time period specified by the Agent acting on the instructions of the Majority Lenders.

Revocation or Modification of consents etc.

19.28

If any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Obligors to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect.

Curtailment of Business

19.29

If the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets.

Reduction of Capital

19.30	If either Borrower reduces its committed or subscribed capital.

Challenge to Registration

19.31	If the registration of a Ship or a Mortgage becomes void or voidable or liable to cancellation or termination.

War

19.32

If the country of registration of the Ship becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced.

Notice of Termination

19.33	If a Guarantor gives notice to the Agent to determine or terminate its obligations under the relevant Guarantee.

Termination or material breach

19.34	If:

(a)	any of the Charter Documents (other than an External Charter) is terminated; or

(b)	any of the Charter Documents (other than an External Charter) is breached by an Obligor in a manner that gives rise to a right to terminate such Charter Document or treat it as repudiated.

Cessation of Business

19.35	Any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business.

Loss of Property

19.36

All or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect.

Acceleration

19.37	At any time an Event of Default is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)

declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Earnings Account; and/or

(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

For the avoidance of doubt, any notice given under or pursuant to this clause 19.37 is, and shall remain, valid if at the time it was given, an Event of Default was continuing.

20	Position of Hedging Provider

Rights of Hedging Provider

20.1

Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrowers under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

No voting rights

20.2

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

Close out of Hedging Contracts

20.3

The Parties agree that at any time on and after any Event of Default which is continuing the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the relevant Hedging Provider. The relevant Hedging Provider will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

20.4	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(a)	in accordance with a notice served by the Agent under clause 20.3 (Close out of Hedging Contracts); or

(b)

if the Borrowers have not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 30 days after the due date for payment and the Agent (acting on the instructions of the all the Lenders) consents to such termination or close out; or

(c)	if the Agent takes any action under clause 19.37 (Acceleration); or

(d)	if the Loan and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrowers in full.

20.5

If there is a net amount payable to any Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 23.73 (Order of application).

20.6	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against a Borrower.

Subordination

20.7

Each Hedging Provider agrees with and covenants to each of the other Finance Parties that until the end of the Facility Period and without prejudice to any rights which that Hedging Provider may otherwise have against a Borrower:

(a)	it will not, without the prior written consent of the Agent:

(i)

at any time when an Event of Default has occurred and is continuing unremedied and unwaived, accept or demand from a Borrower the payment or repayment in whole or in part of any indebtedness whatsoever now or hereafter due to it from the Borrower;

(ii)

at any time when an Event of Default has occurred and is continuing unremedied and unwaived, otherwise accept, have the benefit of, or share in any payment from, or composition with, a Borrower (other than pursuant to any contractual set-off and/or netting provisions contained in the Hedging Contract to which it is a party and without prejudice to its rights as a Finance Party in respect of the Secured Property);

(iii)	take any step to enforce any right against a Borrower (by proceedings or otherwise) (but without prejudice to its rights as a Finance Party in respect of the Secured Property);

(iv)	initiate or take any action which would result in any insolvency event in relation to a Borrower; or

(v)	claim or prove in any insolvency event in relation to a Borrower;

(b)

it will, if so directed by the Agent, prove in any insolvency event in relation to the Borrower for the whole or any part of any claim which it may have against that Borrower and on terms that the benefit of such proof and of all moneys received by it in respect thereof shall be held on trust for the Finance Parties and shall be applied in accordance with clause 23.73.

20.8

Each Hedging Provider acknowledges and agrees that each of the Borrowers has charged its rights under the Hedging Contracts to and in favour of the Security Agent pursuant to each Borrower Assignment and confirms that at any time when an Event of Default has occurred and is continuing unremedied and unwaived, it will pay all amounts due and payable under the Hedging Contracts to the Earnings Accounts or such other accounts as directed by the Security Agent.

Section 8 - Changes to Parties

21	Changes to the Lenders

Assignments by the Lenders

21.1

Subject to this clause 21, a Lender (the Existing Lender) may assign any of its rights or novate any of its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (other than any of the Obligors or any of their respective Affiliates) (the New Lender).

Conditions of assignment

21.2

The consent of the Borrowers is required for an assignment or novation by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default or Default is continuing. The Agent will immediately advise the Borrowers of the assignment or novation.

21.3

The Borrowers’ consent to an assignment or novation may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time.

21.4	An assignment or novation will only be effective:

(a)

on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)

on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)

if the Commitment of an Existing Lender and its participation in the Loan being transferred is at least ten million dollars ($10,000,000) (or if less, a transfer of all of that Existing Lender’s Commitment and/or participation in the Loan);

(d)

on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment or novation to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(e)	that Existing Lender assigns or novates equal fractions of its Ship Commitments and participation in the Loan under the Facility to the New Lender.

21.5

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment or novation becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

Fee

21.6	The New Lender shall, on the date upon which an assignment or novation takes effect, pay to the Agent (for its own account) a fee of $3,500.

Limitation of responsibility of Existing Lenders

21.7	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

21.8	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(b)	will continue to make its own independent appraisal of the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents; and

(c)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.9	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment from a New Lender of any of the rights assigned or novated under this clause 21 (Changes to the Lenders); or

(b)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents or otherwise.

Procedure for assignment

21.10

Subject to the conditions set out in clauses 21.2 to 21.5 (Conditions of assignment) an assignment or novation may be effected in accordance with clause 21.14 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 21.4 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 21.12, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

21.11

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment or novation to such New Lender.

21.12	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate and/or Accession Agreement on their behalf without any consultations with them.

21.13	On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(b)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(c)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

21.14

Lenders may utilise procedures other than those set out in clauses 21.11 to 21.14 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 21.11 to 21.14 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clauses 21.2 to 21.5 (Conditions of assignment).

Copy of Transfer Certificate to Borrowers

21.15

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 21.4, send a copy of that Transfer Certificate and such other documents to the Borrowers.

Security over Lenders’ rights

21.16

In addition to the other rights provided to Lenders under this clause 21, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 9 - The Finance Parties

23	Roles of Agent, Security Agent, Bookrunner and Arrangers

Appointment of the Agent

23.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

23.2	Each such other Finance Party authorises the Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders or all Lenders (as appropriate) for execution by it.

Instructions to Agent

23.3	The Agent shall:

(a)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

23.4

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

23.5

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

23.6

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

23.7	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

23.8	The Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or any Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 23.8 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Duties of the Agent

23.9	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

23.10	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

23.11	Without prejudice to clause 21.15 (Copy of Transfer Certificate to Borrower), clause 23.10 shall not apply to any Transfer Certificate.

23.12	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

23.13

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

23.14

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Bookrunner or the Security Agent, for their own account) under this Agreement it shall promptly notify the other Finance Parties.

23.15	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

Role of the Bookrunner and the Arrangers

23.16

Except as specifically provided in the Finance Documents, neither the Bookrunner nor the Arrangers have obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

No fiduciary duties

23.17	Nothing in this Agreement constitutes the Agent, the Bookrunner or an Arranger as a trustee or fiduciary of any other person.

23.18

None of the Agent, the Security Agent, the Bookrunner or any Arranger shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

Business with the Group

23.19

The Agent, the Security Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

Rights and discretions of the Agent

23.20	The Agent may

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

23.21	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clauses 19.2 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

23.22

The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

23.23

Without prejudice to the generality of clause 23.22 or clause 23.24, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

23.24

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

23.25	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

23.26	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

23.27	Without prejudice to the generality of clause 23.26 above, the Agent:

(a)	may disclose; and

(b)	upon the written request of a Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers.

23.28

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Bookrunner or any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent, the Bookrunner and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

23.29

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

23.30

None of the Agent, the Bookrunner or any Arranger shall be obliged to request any certificate, opinion or other information under clause 18 unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

Responsibility for documentation and other matters

23.31	None of the Agent, the Bookrunner or any Arranger is responsible or liable for:

(a)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Bookrunner, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents;

(d)

any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Transaction Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)

failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)

(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

No duty to monitor

23.32	The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

Exclusion of liability

23.33

Without limiting clause 23.34 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful misconduct;

(b)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property; or

(c)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any

Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

23.34

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

23.35

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

23.36	Nothing in this Agreement shall oblige the Agent, the Bookrunner or any Arranger to carry out

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender, any Hedging Provider and each Lender or any Hedging Provider confirms to the Agent, the Bookrunner and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Bookrunner or any Arranger.

23.37

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

Lenders’ indemnity to the Agent

23.38

Each Lender shall (in proportion (if no part of the Loan is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loan) indemnify the Agent, within three Business Days of demand, against any losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 23.23 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

23.39	Subject to clause 23.40, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 23.38.

23.40	Clause 23.39 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

Resignation of the Agent

23.41	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, each Hedging Provider, the Security Agent and the Borrowers.

23.42

Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

23.43

If the Majority Lenders have not appointed a successor Agent in accordance with clause 23.42 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

23.44

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

23.45	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

23.46

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 23.44) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 23 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Replacement of the Agent

23.47	After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

23.48

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

23.49

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 23.48) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 23 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

23.50	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Confidentiality

23.51

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

23.52	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

23.53

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Bookrunner or any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

Relationship with the Lenders and Hedging Providers

23.54

The Agent may treat the person shown in its records as Lender or as each Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

23.55

Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent, to perform its functions as Agent or Security Agent.

23.56	Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

Credit appraisal by the Lenders and Hedging Providers

23.57

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	the application of any capital adequacy law or regulation to the transactions contemplated by the Finance Documents;

(d)

whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(f)

the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

Reference Banks

23.58

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

23.59

Any amount payable to the Agent under clause 14.4 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 23.37 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

Deduction from amounts payable by the Agent

23.60

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

Common parties

23.61

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

Security Agent

23.62

Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

23.63	Each other Finance Party authorises the Security Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders or all Lenders (as appropriate) for execution by it.

23.64

The Security Agent accepts its appointment under clause 23.62 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 23.62 - 23.81 (inclusive) and the Security Documents to which it is a party.

Application of certain clauses to Security Agent

23.65

Clauses 23.20 to 23.30 (Rights and discretions of the Agent), clause 23.31 (Responsibility for documentation and other matters), clause 23.32 (No duty to monitor), clauses 23.33 to 23.37 (Exclusion of liability), clauses 23.38 to 23.40 (Lenders’ indemnity to the Agent), clauses 23.41 to 23.46 (Resignation of the Agent), clauses 23.47 to 23.50 (Replacement of Agent) clauses 23.51 to 23.53 (Confidentiality), clauses 23.54 to 23.56 (Relationship with the Lenders and Hedging Providers, clause 23.57 (Credit appraisal by the Lenders and Hedging Providers), clause 23.60 (Deduction from amounts payable by the Agent) and clause 23.87 (Resignation of the Agent for FATCA) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clauses 23.20 to 23.30 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

23.66

In addition, clauses 23.41 to 23.46 (Resignation of the Agent), clauses 23.47 to 23.50 and clause 23.87 (Resignation of the Agent for FATCA) shall, for the purposes of their application to the Security Agent pursuant to clause 23.65, have the following additional clause inserted after them:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law (including but not limited to the transfer of the Civil Law Security Documents to the successor Security Holder). All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 23.47 as extended to it by clause 23.65, in which case such costs shall be borne by the Lenders (in proportion (if no part of the Loan is then outstanding) to their shares of the Total Commitments or (at any other time) to their participations in the Loan).

Instructions to Security Agent

23.67	The Security Agent shall:

(a)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

23.68

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

23.69

Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

23.70

The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

23.71	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

23.72

The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or the relevant Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 23.72 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Order of application

23.73

The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)

first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clauses 23.38 to 23.40 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 23.65 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)

secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (other than the Hedging Providers) under the Finance Documents, for those Finance Parties (other than the Hedging Providers) absolutely for application between them in accordance with clauses 26.9 to 26.11 (Partial payments);

(c)

thirdly, as to a sum equivalent to the aggregate amount then due and owing to the other Hedging Providers under the Finance Documents, for those Hedging Providers absolutely for application between them in accordance with clauses 26.9 to 26.11 (Partial payments);

(d)

fourthly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 23.73 as and when any such amounts later fall due; and

(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

23.74

The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

23.75

The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in clauses 23.73 and 23.74 by paying such amounts to the Agent for distribution in accordance with clause 26 (Payment mechanics).

Powers and duties of the Security Agent as trustee of the security

23.76	In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)

shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial Borrower of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)

shall (subject to clause 23.73 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)

may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)

may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

All enforcement action through the Security Agent

23.77

None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

23.78

None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

Co-operation to achieve agreed priorities of application

23.79

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 23.73 (Order of application).

Indemnity from Trust Property

23.80

In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)

in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

23.81

The rights conferred by clause 23.80 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in clause 23.80 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

Finance Parties to provide information

23.82

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 23.73 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clauses 26.9 to 26.11 (Partial payments) and clause 23.73 (Order of application).

Release to facilitate enforcement and realisation

23.83

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent

(acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares or units in a Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Borrower and of all Security Interests over the assets of such Borrower.

Undertaking to pay

23.84

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

Additional trustees

23.85

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Borrowers (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

Non-recognition of trust

23.86	It is agreed by all the parties to this Agreement that:

(a)

in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 23, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement;

(b)	the provisions of this clause 23 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the

Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments;

(c)

the security under the Civil Law Security Documents secures the rights of the Security Holder as direct creditor under the Finance Documents and as several creditor under clause 2.14 and not as trustee or agent of the Finance Parties; and

(d)

any amount recovered by the Security Holder under the Civil Law Security Documents will be held on trust for the benefit of the relevant Finance Party to be applied in accordance with the terms of this Agreement.

Resignation of the Agent for FATCA

23.87

The Agent shall resign in accordance with clauses 23.41 to 23.46 (Resignation of the Agent), above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 23.43 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under clause 13.3 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)

the information supplied by the Agent pursuant to clause 13.3 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

24	Conduct of business by the Finance Parties

Finance Parties tax affairs

24.1	No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Finance Parties acting together

24.2

Notwithstanding clauses 2.10 to 2.12 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 19.37 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

24.3	Clause 24.2 shall not override clause 23 (Roles of Agent, Security Agent, Bookrunner and Arrangers) as it applies to the Security Agent.

Majority Lenders

24.4

Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

24.5

If, by the date falling five Business Days after the deadline for response (and if no deadline for response was set, ten Business Days after the request was sent) of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 662/3 per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

24.6

For the purposes of clause 24.5, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded within the timeframes referred to in clause 24.5.

24.7	Clauses 24.5 and 24.6 shall not apply in relation to those matters referred to in, or the subject of, clauses 25.5 and 25.6 (Exceptions).

Conflicts

24.8

Each Borrower acknowledges that any Bookrunner and/or Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.

24.9

No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

24.10	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

25	Sharing among the Finance Parties

Payments to Finance Parties

25.1

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 26 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 26 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clauses 26.9 to 26.11 (Partial payments).

Redistribution of payments

25.2

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clauses 26.9 to 26.11 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

Recovering Finance Party’s rights

25.3

On a distribution by the Agent under clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

Reversal of redistribution

25.4	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Exceptions

25.5

This clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

25.6

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings;

(b)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(c)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10- Administration

26	Payment mechanics

Payments to the Agent

26.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

26.2

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

Distributions by the Agent

26.3

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 26.4 (Distributions to an Obligor) and clauses 26.5 to 26.7 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

Distributions to an Obligor

26.4

The Agent may (with the consent of the Obligor or in accordance with clause 27 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback and pre-funding

26.5

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

26.6

Unless clause 26.7 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

26.7

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Borrowers shall on demand refund it to the Agent; and

(b)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

26.8	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	that it has not given an instruction pursuant to clause 26.7 above; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

Partial payments

26.9

If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, the Bookrunner or the Arrangers under those Finance Documents;

(b)

secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 23.38 (Lenders’ indemnity to the Agent) including any amount owing to the Lenders under clause 23.39 as a result of clauses 23.38 to 23.40 being extended to the Security Agent by clause 23.65 (Application of certain clauses to Security Agent);

(c)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due to them but unpaid under those Finance Documents;

(d)	fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

26.10	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (b) to (e) of clause 26.9.

26.11	Clauses 26.9 and 26.10 above will override any appropriation made by an Obligor.

No set-off by Obligors

26.12	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

26.13

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

26.14	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

26.15	Subject to clauses 26.16 to 26.17, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

26.16	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

26.17

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

26.18

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

Change of currency

26.19	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

26.20

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

27	Set-off

27.1

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28	Notices

Communications in writing

28.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

28.2

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

Delivery

28.3	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 28.2 (Addresses), if addressed to that department or officer.

28.4

Any communication or document to be made or delivered to the Agent or the Security Agent, will be effective only when actually received by the Agent or the Security Agent, and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent, shall specify for this purpose).

28.5	All notices from or to an Obligor shall be sent through the Agent.

28.6	Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

28.7

Any communication or document which becomes effective, in accordance with clauses 28.3 to 28.6 above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

Notification of address and fax number

28.8

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 28.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

Electronic communication

28.9

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent’s Intralinks or Debtdomain system or such other similar electronic system) to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

28.10

Any electronic communication made between those two Parties will be effective only when actually received in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent, shall specify for this purpose.

28.11	Any electronic communication which becomes effective, in accordance with clause 28.10 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.12

All Finance Parties confirm that they have consented to the use of the Agent’s Intralinks or Debtdomain systems (or such other similar electronic system) as an accepted method of communication under or in connection with the Finance Documents and agree that the Intralinks or Debtdomain system (or such other similar electronic system) will be the primary method of communication between the Agent and the other Finance Parties. The Finance Parties acknowledge that a communication via Intralinks or Debtdomain (or such other similar electronic system) will be effective once the communication is posted to Intralinks or Debtdomain (or such other similar electronic system) by the Agent.

English language

28.13	Any notice given under or in connection with any Finance Document shall be in English.

28.14	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	Calculations and certificates

Accounts

29.1

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Certificates and determinations

29.2	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention

29.3

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

30	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

32	Amendments and waivers

Required consents

32.1

Subject to clause 32.5 (All Lender matters) and clauses 32.6 to 32.8 (Other exceptions) any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

32.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 32.

32.3

Without prejudice to the generality of clauses 23.22, 23.23 and 23.24 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

32.4	Each Obligor agrees to any such amendment or waiver permitted by this clause 32 which is agreed to by the Borrowers.

All Lender matters

32.5	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrowers or any other Obligor;

(g)	any provision which expressly requires the consent or approval of all the Lenders;

(h)

clauses 2.10 to 2.12 (Finance Parties’ rights and obligations), clause 22 (Changes to the Lenders), clause 25.1 (Payments to Finance Parties), this clause 32, clause 35 (Governing law) or clauses 36.1 to 36.3 (Jurisdiction of English courts);

(i)	the order of distribution under clauses 26.9 to 26.11 (Partial payments);

(j)	the order of distribution under clause 23.73 (Order of application);

(k)	the currency in which any amount is payable under any Finance Document;

(l)

an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(m)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(n)	the circumstances in which the security constituted by the Security Documents and/or the Guarantees are permitted or required to be released under any of the Finance Documents,

shall not be made, or given, without the prior consent of all the Lenders.

Other exceptions

32.6	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

32.7

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Bookrunner or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent, Bookrunner or the Arrangers (as the case may be).

32.8

Notwithstanding clauses 32.1 to 32.7 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

Releases

32.9

Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its Guarantees or other obligations under any Finance Document.

Replacement of a Defaulting Lender

32.10

The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to clause 21 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (other than any of the Obligors or any of their respective Affiliates) (a Replacement Lender) selected by the Borrowers, and which confirms its willingness to undertake and does undertake all the obligations or all the relevant obligations of the transferring Lender in accordance with clause 21 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(a)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (a) above.

32.11	Any assignment by a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the assignment must take place no later than 10 days after the notice referred to in clause 32.10 above;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)

the Defaulting Lender shall only be obliged to assign its rights pursuant to clause 32.10 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment to the Replacement Lender.

32.12

The Defaulting Lender shall perform the checks described in clause 32.11(e) above as soon as reasonably practicable following delivery of a notice referred to in clause 32.10 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

33	Confidentiality

Confidential Information

33.1

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 33.2 (Disclosure of Confidential Information) and clauses 33.3 to 33.5 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

33.2	Any Finance Party may disclose to any of its Affiliates and any other person:

(a)	in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(b)	in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 21.16 (Security over Lenders’ rights);

(c)

in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(d)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

and any Finance Party may disclose to a rating agency or its professional advisers or (with the consent of the Borrower) any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

Disclosure to numbering service providers

33.3

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	clause 35 (Governing law);

(f)	the names of the Agent, the Bookrunner and the Arrangers;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of Total Commitments;

(i)	currency of the Facility;

(j)	type of Facility;

(k)	ranking of Facility;

(l)	the term of the Facility;

(m)	changes to any of the information previously supplied pursuant to paragraphs (a) to (l) above; and

(n)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

33.4

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

33.5	Each of the Borrowers represents that none of the information set out in clauses 33.3(a) to (m) above is, nor will at any time be, unpublished price-sensitive information.

Entire agreement

This clause 33 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Inside information

33.6

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

33.7	Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 33 (Confidentiality).

Continuing obligations

33.8	The obligations in this clause 33 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

34	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11- Governing Law and Enforcement

35	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

36	Enforcement

Jurisdiction of English courts

36.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

36.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.3

Clauses 36.1 and 36.2 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Service of process

36.4	Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party (other than an Obligor incorporated in England and Wales):

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrowers

Name:	SOLAIA SHIPPING L.L.C.

Original Jurisdiction	Republic of Liberia

Registration number (or equivalent, if any)	960054

English process agent (if not incorporated in England)	Exmar (UK) Shipping Company Limited currently of Moreau House, 116 Brompton Road, London SW3 1JJ

Registered office	80 Broad Street, Monrovia, Liberia

Address for service of notices	Room 3206, 32nd Floor, Lippo Centre, Tower Two, No. 89 Queensway, Hong Kong

Name:	EXCELSIOR BVBA

Original Jurisdiction	Kingdom of Belgium

Registration number (or equivalent, if any)	0866.482.687

English process agent (if not incorporated in England)	Exmar (UK) Shipping Company Limited currently of Moreau House, 116 Brompton Road, London SW3 1JJ

Registered office	De Gerlachekaai 20, Antwerp, Belgium

Address for service of notices	20 De Gerlachekaai, B2000 Antwerp, Belgium

The Arrangers

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices

Middelthunsgate 17

P.O. Box 1166, Sentrum

0107 Oslo

Norway

Credit Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 66 68

Attn: Shipping, Offshore and Oil Services

Administration Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 42 78

Attn: International Loan Administration

Name	BNP Paribas Fortis SA/NV
Facility Office, address, fax number and attention details for notices

3 Montagne du Parc

1KB1A, 1000 Brussels

Belgium

Credit Matters:

Address: 16, rue de Hanovre, 75002, Paris - France

Tel: +33 1 57 43 83 11 / +33 1 42 98 29 94

Fax: +33 1 42 98 61 66

Attn: Alice Renaudin / Alia Sondarjee

Email: alice.renaudindurand-ruel@bnpparibas.com / alia.sondarjee@bnpparibas.com

Administration Matters:

Address: 3 Montagne du Parc, 1KB1A, 1000 Brussels, Belgium

Tel: +32 (0) 2 565 2355 / +32 (0) 2 565 3930

Fax: +32 (0) 2 565 3403

Attn: Geert Sterck / Jean-Marie Berger

Email: geert.sterck@bnpparibasfortis.com / jean-marie.berger@bnpparibasfortis.com / bruxelles_bo_export_project_finance.cib@bnpparibasfortis.com

Address: 16 rue de Hanovre, ACI CAT04B1

Tel: +33 1 57 43 83 28 / +33 1 58 16 71 20

Fax: +33 1 42 98 43 55

Attn: Transportation group Middle Office

Email: tgmo.shipping@bnpparibas.com

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address, fax number and attention details for notices

SE-106 40 Stockholm

Sweden

Credit Matters:

Address: P.O. Box 1843, Vika, Filipstad Brygge 1, NO-0123 Oslo

Attn: Egil Aarrestad

Email: egil.aarrestad@seb.no

Administration Matters:

Address: Rissneleden 110, RA 8

Tel: +46 9 763 8593

Fax: +46 8 611 0384

Attn: Structured Credits Operations

Email: sco@seb.se

Name	KBC Bank NV
Facility Office, address, fax number and attention details for notices

Antwerp Corporate branch

Eiermarket 20

2000 Antwerp

Credit Matters:

Address: Eiermarket 20, 2000 Antwerp

Tel: +32 3 202 90 81 / +32 3 202 92 33

Fax: +32 3 202 92 72

Attn: Koen Struyf / Dennis Ideler

Email: koen.struyf@kbc.be / dennis.ideler@kbe.be

Administration Matters:

Address: IBR/8244, Havenlaan 12, 1080-Brussels, Belgium

Tel: +32 2 429 08 20 / +32 2 429 42 76

Fax: +32 2 429 36 95

Attn: Tamara Demarrez / Guido Lenaerts

Email: creditadmin.br2@kbc.be

The Original Lenders

Name	Nordea Bank Norge ASA

Commitment	$50,000,000

Name	BNP Paribas Fortis SA/NV

Commitment	$47,500,000

Name	Skandinaviska Enskilda Banken AB (publ)

Commitment	$47,500,000

Name	KBC Bank NV

Commitment	$30,000,000

TOTAL:	$175,000,000

The Agent

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices

Middelthunsgate 17

P.O. Box 1166, Sentrum

0107 Oslo

Norway

Credit Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 66 68

Attn: Shipping, Offshore and Oil Services

Administration Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 42 78

slo.shipping.norway@nordea.com

Attn: International Loan Administration

The Security Agent

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices

Middelthunsgate 17

P.O. Box 1166, Sentrum

0107 Oslo

Norway

Credit Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 66 68

Attn: Shipping, Offshore and Oil Services

Administration Matters:

Tel: +47 22 48 50 00

Fax: +47 22 48 42 78

slo.shipping.norway@nordea.com

Attn: International Loan Administration

Schedule 2

Ship information

Part A

Name of Ship:	Excalibur

Borrower:	Solaia Shipping L.L.C.

Ship Commitment:	$75,000,000

Flag State:	Belgium

Port of Registry:	Antwerp

Official Number:	9230050

External Charter:

time charter dated 10 October 2006, as amended and novated by a novation agreement dated 31 October 2014, between External Charterer and Solaia Shipping L.L.C. and as amended and restated from time to time

External Charterer:	Excelerate Energy Limited Partnership

Classification:	I HULL MACH Liquefied gas carrier/LNG Unrestricted navigation

Classification Society:	Bureau Veritas

Major Casualty Amount:	$10,000,000

Part B

Name of Ship:	Excelsior

Borrower:	Excelsior BVBA

Ship Commitment:	$100,000,000

Flag State:	Belgium

Port of Registry:	Antwerp

Official Number:	9239616

External Charter:

time charter dated 15 December 2003, as amended by addendum no 1 dated 9 December 2005 and addendum no 2 dated 10 January 2006, between the External Charterer and the Borrower and as amended and restated from time to time

External Charterer:	Excelerate Energy Limited Partnership

Classification:	I HULL MACH Liquefied gas carrier STL-SPM/LNG-RV unrestricted navigation

Classification Society:	Bureau Veritas

Major Casualty Amount:	$10,000,000

Existing Indebtedness

$160,000,000 loan agreement dated 9 November 2004 (as amended) between Excelsior NV ad borrower, the Export-Impot bank of Korea, Citibank International plc as agent and Citicorp Trustee Co Ltd. as security trustee

Schedule 3

Conditions precedent

Part 1

Conditions Precedent to any Utilisation Date

1	Obligors

(a)	Constitutional Documents

Copies of the Constitutional Documents of each Obligor together with such other evidence as the Agent may reasonably require that each such Obligor is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Finance Documents to which it is or is to become a party.

(b)	Certificates of good standing

A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).

(c)	Board resolutions

A copy of a resolution of the board of directors of each Obligor (or its sole member or general partner) (other than Exmar):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and ratifying or resolving that it execute those Finance Documents; and

(ii)	if required authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificates

A certificate of a duly authorised officer or representative of each Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Obligor (or its sole member or general partner) and (other than in respect of Teekay LNG) the proportion of shares or units held by each shareholder or member.

(e)	Powers of attorney

The original power of attorney of each Obligor under which any documents are to be executed or transactions undertaken by that Obligor.

(f)	Authorisations

Each Obligor has obtained all Necessary Authorisations in respect of the Transaction Documents, including but not limited to the consents and/or approvals required under or pursuant to the Charter Documents for the entry into of the Finance Documents.

2	Relevant Documents

(a)	An original counterpart of this Agreement, the Guarantees and each Fee Letter.

(b)

A copy, certified as true, accurate and complete and in full force and effect by a duly authorised representative of each Borrower, of the Charter Documents, together with all addenda, amendments or supplements and a confirmation that all Authorisations with respect to the Charter Documents have been obtained.

(c)	Evidence satisfactory to the Agent that all Security Interests securing the Existing Indebtedness will, immediately upon the relevant Utilisation Date, be released in full.

3	Legal opinions

Legal opinions from:

(a)	Norton Rose Fulbright LLP, English counsel to the Lenders, in relation to, inter alia, the Finance Documents;

(b)	Fulbright & Jaworski LLP, Liberian counsel to the Lenders, in relation to, inter alia, a Borrower;

(c)	Watson, Farley & Williams LLP, Marshall Islands counsel to the Lenders, in relation to, inter alia, Teekay LNG; and

(d)	Fransen Luyten, Belgian counsel to the Lenders, in relation to, inter alia, the Borrowers and Exmar.

4	Process agents

Due execution of a letter of appointment and acceptance by each process agent appointed or required to be appointed under this Agreement and Guarantees.

5	Know your customer

All know your customer requirements of each of the Finance Parties shall have been satisfied in full.

6	Structure chart

A structure chart relating to the Groups.

7	Material adverse effect

Since 31 December 2013, nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Majority Lenders determine has had or could reasonably be expected to have, a material adverse effect:

(a)	on the rights or remedies of the Finance Parties;

(b)	on the performance of the Obligors and their Subsidiaries (taken as a whole) of their obligations to the Lenders;

(c)	with respect to the Finance Documents; or

(d)	on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Obligors and their Subsidiaries (taken as a whole) (MAE).

8	No Litigation

No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Finance Documents, which the Agent or Majority Lenders determine has, or could reasonably be expected to have, a MAE.

9	Fees

All fees, costs, expenses then due from the Obligors under this Agreement and/or a Fee Letter have been paid.

10	Solvency Certificate

The Agent shall have received a solvency certificate from an authorised signatory of each Borrower setting forth the conclusion that, after giving effect to the Transaction Documents, (a) each of the Obligors on an individual basis, and (b) the Borrowers and their Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the borrowing under this Facility.

Part 2

Conditions Precedent to a Utilisation Date for a Ship

1	Mortgage

(a)

A certified copy of the transcript of register from the Ship’s flag state evidencing the registration of the Ship in the name of the relevant Borrower free from Security Interests other than those Security Interests securing the Existing Indebtedness which will, immediately upon the relevant Utilisation Date, be released in full.

(b)	Evidence that the Mortgage will be filed in the Ship’s Flag State upon the relevant Utilisation Date.

2	Insurances

Evidence that the insurances have been placed in accordance with clause 9 of the relevant Borrower Assignment and that the Loss Payable Clause has been (or will promptly following the relevant Utilisation Date) endorsed thereon and an opinion in satisfactory form and content from an insurance consultant as to the adequacy of the insurances.

3	Classification

Classification certificate for hull and machinery confirming that the Ship is classed with the highest class applicable to vessels of her type with a Classification Society.

4	Valuation

A Valuation evidencing that the Ship Commitment for that Ship is less than sixty per cent (60%) of the Ship’s Valuation.

5	Fees

Evidence that the fees, costs, expenses then due from the Obligors under this Agreement and/or a Fee Letter have been paid or will be paid by the Utilisation Date.

6	Repayment of Existing Indebtedness

Evidence satisfactory to the Agent (by way of confirmation in the Utilisation Request) that the proceeds from the relevant Utilisation will be immediately applied towards the repayment of the Existing Indebtedness (to the extent there are any loans outstanding) and that the relevant Borrower will, on the relevant Utilisation Date, be released and discharged from all obligations, liabilities and security (actual or contingent) granted in respect of the Existing Indebtedness.

7	Certificate of Ownership

(a)	A certificate from Teekay LNG that it owns directly or indirectly fifty per cent (50%) of each Borrower; and

(b)	A certificate from Exmar that, together with Exmar Energy, it owns directly or indirectly fifty per cent (50%) of each Borrower; and

(c)	A certificate of each Shareholder evidencing its shareholding or membership interests in each Borrower.

8	Legal Opinions

To the extent required for such Ship, in form and substance reasonably acceptable to the Agent and the Majority Lenders, legal opinions from:

(a)	Norton Rose Fulbright LLP, English counsel to the Lenders, in relation to the Finance Documents;

(b)	Fulbright & Jaworski LLP, Liberian counsel to the Lenders, in relation to a Borrower;

(c)	Elvinger, Hoss and Prussen, Luxembourg counsel to the Lenders, in relation to, inter alia, a Shareholder;

(d)	Stephenson Harwood, Hong Kong, Hong Kong counsel to the Lenders, in relation to, a Shareholder;

(e)	Fransen Luyten, Belgian counsel to the Lenders, in relation to, inter alia, a Borrower;

(f)	Watson, Farley & Williams LLP, Marshall Islands counsel to the Lenders, in relation to, inter alia, the Shareholder; and

(g)	Wikborg, Rein & Co., Advokatfirma DA Norwegian counsel to the Lenders, in relation to, inter alia, the Account Security.

9	Relevant Documents

(a)

An original counterparty of each Finance Document relating to that Ship and/or the Borrower of that Ship, duly executed and delivered by each party thereto as well as all notices, acknowledgements, authorisations, invoices and certificates required thereunder duly executed and delivered or evidence that each of them will have been duly executed and delivered by each party thereto.

(b)

Evidence satisfactory to the Agent that Exmar Energy Hong Kong Ltd. will have fully perfected and registered legal and beneficial title in respect of fifty per cent (50%) of the shares, units or membership interests in each of the Borrowers, as the case may be on the Utilisation Date.

10	Process agents

Due execution of a letter of appointment and acceptance by each process agent appointed or required to be appointed under each Finance Document referred to in paragraph 9 above.

11	External Charters

Evidence satisfactory to the Agent that (a) the relevant Ship is and remains employed pursuant to the External Charter relating to it, and (b) there is no default under such External Charter.

12	ISM and ISPS Code

Certified copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the international ship security certificate in respect of the relevant Ship issued under the ISPS Code; and

(c)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable laws; and

(d)	all technical and commercial management agreements relating to the Ship.

Part 3

Conditions Precedent to a Guarantee Transfer Date

1	Exmar Energy

The conditions precedent set out in Schedule 3, Part 1, paragraphs 1, 4, 5 and 7 in respect of Exmar Energy have been satisfied.

2	Legal opinions

A legal opinion of the English and Marshall Islands counsel.

3	No Event of Default

No Event of Default has occurred or would occur as a result of the occurrence of the Guarantee Transfer Date.

4	Guarantee

(a)	A confirmation from Teekay LNG in form and substance satisfactory to the Lenders that its Guarantee remains in full force and effect.

(b)	A duly executed Exmar Energy Guarantee.

(c)	A Compliance Certificate from Exmar Energy.

5	Conditions

Evidence satisfactory to the Agent (acting on the instructions of all Lenders) that:

(a)	Exmar Energy is listed on the New York Stock Exchange;

(b)	Exmar Energy has received gross proceeds of at least $100,000,000 as a result of that listing;

(c)	Exmar Energy has book shareholders equity of at least $250,000,000;

(d)	Exmar Energy owns directly or indirectly fifty per cent (50%) of each Borrower.

Part 4

Conditions Precedent to the Share Transfer Date

1	Shareholder

A certificate signed by a duly authorised officer, authorised signatory (including an attorney-in-fact) or representative of each of the Shareholder(s) of Solaia Shipping L.L.C. and Teekay Luxembourg S.á.r.l. (the Transferee Shareholder) dated no later than five (5) Business Days before the Share Transfer Date confirming that none of the documents and evidence delivered to the Agent pursuant to clauses 4.1 and 4.2 has been amended, modified or revoked in any way since its delivery to the Facility Agent or, if so amended, new certified copies and, to the extent that the additional Share Security is not already included therein, the conditions precedent set out in Schedule 3, Part 1, paragraph 1 and Schedule 3, Part 2, paragraph 10 in respect of the Transferee Shareholder and Exmar Energy Hong Kong Ltd.

2	Shares Charge

Replacement Share Security to be given by the Transferee Shareholder and Exmar Energy Hong Kong Ltd. of Solaia Shipping L.L.C., in substantially identical form to the agreed form of the Share Security and all ancillary documents to be delivered pursuant thereto and pursuant to the Share Security already executed, together with a release of the existing Share Security in respect of Solaia Shipping L.L.C.

3	Evidence of Transfer

Evidence acceptable to the Agent that at least fifty per cent (50%) of the membership interests of Solaia Shipping L.L.C. will, on the Share Transfer Date, be held and retained directly or indirectly by the Transferee Shareholder and that the Transferee Shareholder is a member of the Teekay LNG Group.

4	Legal opinions

A legal opinion of the English, Luxembourg, and Hong Kong legal advisers to the Lenders, (and of legal advisers in any other relevant legal jurisdiction).

5	No Event of Default

No Event of Default has occurred or would occur as a result of the occurrence of the Share Transfer Date.

6	Structure Chart

A replacement Structure Chart, showing the Transferee Shareholder.

7	Financial Guarantee

A confirmation from Teekay LNG in form and substance satisfactory to the Lenders that the Teekay LNG Guarantee remains in full force and effect.

Schedule 4

Utilisation Request

From:	Solaia Shipping L.L.C. and Excelsior BVBA
To:	Nordea Bank Norge ASA
Dated:	[●]

Dear Sirs

$175,000,000

Facility Agreement dated [●] (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	$[●]

3	We confirm that each condition specified in clause 4.8 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account].

5	[first Utilisation only: We request that the first Interest Period for the Loan be [●] months.]

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Solaia Shipping L.L.C.

authorised signatory for
Excelsior BVBA

Schedule 5

Selection Notice

From:	Solaia Shipping L.L.C. and Excelsior BVBA

To:	Nordea Bank Norge ASA

Dated:	[●]

Dear Sirs

$175,000,000

Facility Agreement dated [●] (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Solaia Shipping L.L.C.

authorised signatory for
Excelsior BVBA

Schedule 6

Form of Transfer Certificate

To:	[●] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$175,000,000

Facility Agreement dated [●] (the Agreement)

1

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clauses 21.10 to 21.14 (Procedure for assignment):

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 28.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clauses 21.7 to 21.9 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	The Security Holder’s rights under clause 2.14 of the Agreement (and any corresponding provisions in any other Finance Document) remain in full force and effect and are not affected by this transfer.

6	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

7	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.]

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender] [New Lender] [Affiliate if transferring hedge]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [                    ].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 7

Form of Compliance Certificate

To:	[●] as Agent

From:	[●] as Parent

Dated:	[●]

Dear Sirs

$175,000,000

Facility Agreement dated [●] (the “Agreement”)

1

I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that: [Insert details of covenants to be certified including details of the Collateral Maintenance Test]

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

[Finance Director] [Chief Financial Officer]

Schedule 8

Form of Accession Agreement

To:	[●], as Agent

From:	[●] (the Acceding Hedging Provider)

Dated:	[●]

Facility Agreement dated [●] (the Agreement)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Accession Agreement.

For the benefit of all of the other Parties, the Acceding Hedging Provider undertakes to perform all the obligations expressed in the Agreement to be assumed by a Hedging Provider and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement.

For the purposes of clause 23 (Role of Agent, Security Agent, Bookrunner and Arrangers) of the Agreement, the Acceding Hedging Provider appoints the Agent to act as its agent and security trustee under and in connection with the Finance Documents in accordance with clause 23 (Role of Agent, Security Agent, Bookrunner and Arrangers) of the Agreement (and all other relevant provisions of the Finance Documents).

The address, telefax number, email address and attention details for notices to the Acceding Hedging Provider are [●].

This Accession Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Agreement.

This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Agreement has been entered into on the date stated above.

Acceding Hedging Provider

SIGNED by	)

)

for and on behalf of	)

[	])

Agent

SIGNED by	)

)

for and on behalf of	)

[●]	)

SIGNATURES

THE BORROWERS

SOLAIA SHIPPING L.L.C.

By:	/s/ Georgios Macheras, Attorney-in-fact

EXCELSIOR BVBA

By:	/s/ Georgios Macheras, Attorney-in-fact

THE ARRANGERS

NORDEA BANK NORGE ASA

By:	/s/ Harvard Tondel, Vice President; /s/ Erik Venold, First Vice President

BNP PARIBAS FORTIS SA/NV

By:	/s/ Pierre Demaerel, Head of Business Management Specialiesed Financing Europe; /s/ Helmut Van Ginderen, Deputy – Business Management Specialiesed Financing Europe

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Per Olav Bucher Johannessen; /s/ Erling Amundsen

KBC BANK NV

By:	/s/ Koen Struyf, Senior Banker; /s/ Erik Gillis, General Manager Corporate Banking Office North

THE AGENT

NORDEA BANK NORGE ASA

By:	/s/ Harvard Tondel, Vice President; /s/ Erik Venold, First Vice President

THE SECURITY AGENT

NORDEA BANK NORGE ASA

By:	/s/ Harvard Tondel, Vice President; /s/ Erik Venold, First Vice President

THE BOOKRUNNER

NORDEA BANK NORGE ASA

By:	/s/ Harvard Tondel, Vice President; /s/ Erik Venold, First Vice President

THE LENDERS

NORDEA BANK NORGE ASA

By:	/s/ Harvard Tondel, Vice President; /s/ Erik Venold, First Vice President

BNP PARIBAS FORTIS SA/NV

By:	/s/ Pierre Demaerel, Head of Business Management Specialiesed Financing Europe; /s/ Helmut Van Ginderen, Deputy – Business Management Specialiesed Financing Europe

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Per Olav Bucher Johannessen; /s/ Erling Amundsen

KBC BANK NV

By:	/s/ Koen Struyf, Senior Banker; /s/ Erik Gillis, General Manager Corporate Banking Office North